UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-32301

          BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST
             (Exact name of registrant as specified in its charter)


                       3200 SOUTHWEST FREEWAY, SUITE 1001
                              HOUSTON, TEXAS 77027
                                 (713) 543-6958
      (Address,including zip code and telephone number,including area code, of registrant's principal executive offices)

                     CONTINGENT PAYMENT RIGHTS CERTIFICATES
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es)to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(i)         [X]
Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(1)(ii)        [ ]
Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(i)         [ ]
Rule 12g-4(a)(2)(ii)      [ ]          Rule 12h-3(b)(2)(ii)        [ ]
                                       Rule 15d-6                  [ ]



Approximate number of holders of record as of the certification or notice date: 0*



--------------------------
*Effective December 17, 2004, the existence of the Registrant, a Delaware Business Trust, terminated and by operation of law the Contingent Payment Rights Certificates immediately ceased to exist.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank United Corp. Litigation Contingent Payment Rights Trust has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: December 17, 2004
                                       BANK UNITED CORP. LITIGATION CONTINGENT
                                       PAYMENT RIGHTS TRUST

                                       By: /s/ Jonathon K. Heffron
                                           ---------------------------
                                           Name:  Jonathon K. Heffron
                                           Title: Litigation Trustee